EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-126244, 333-159849, 333-172631 and 333-203015 on Form S-8, Registration Statement No. 333-213190 on Form S-3, Post-Effective Amendment No. 1 on Form S-8 and Post-Effective Amendment No. 2 on Form S-3 to the Registration Statement No. 333-172631 on Form S-4 of our report dated May 1, 2020, relating to the consolidated financial statements of Designer Brands Inc. and subsidiaries, and the effectiveness of Designer Brands Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Designer Brands Inc. for the year ended February 1, 2020.

/s/ DELOITTE & TOUCHE LLP
Columbus, Ohio
May 1, 2020